June 2013 Pricing Sheet dated June 24, 2013 relating to Preliminary Terms No. 910 dated June 24, 2013 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Trigger Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 31, 2016
Principal at Risk Securities
PRICING TERMS – JUNE 24, 2013
Issuer:	Morgan Stanley
Issue price:	$10 per security
Stated principal amount:	$10 per security
Pricing date:	June 24, 2013
Original issue date:	June 27, 2013 (3 business days after the pricing date)
Maturity date:	May 31, 2016
Aggregate principal amount:	$1,000,000
Interest:	None
Underlying indices:	S&P 500® Index (the “SPX Index”) and the RTY 2000® Index (the “RTY Index”)
Payment at maturity:
•  If the final index value of each underlying index is greater than or equal to its respective downside threshold:
$10 + the upside payment
•  If the final index value of either underlying index is less than its respective downside threshold, meaning the value of either underlying index has declined by more than 20% from its respective initial value:
$10 × index performance factor of the worst performing underlying index
This amount will be less than the stated principal amount of $10, and will represent a loss of more than 20%, and possibly all, of your investment.  There is no minimum payment at maturity on the securities.

Upside payment:	$3.326 per security (33.26% of the stated principal amount)
Downside threshold:	With respect to the SPX Index, 1,273.944, which is 80% of its initial index value With respect to the RTY Index, 770.944, which is 80% of its initial index value
Index performance factor:	With respect to each underlying index, final index value / initial index value
Worst performing underlying index:	The underlying index with the lesser index performance factor
Initial index value:
With respect to the SPX Index, 1,592.43, which is the index closing value of such index on June 21, 2013
With respect to the RTY Index, 963.68, which is the index closing value of such index on June 21, 2013

Final index value:	With respect to each underlying index, the index closing value of such index on the valuation date
Valuation date:	May 25, 2016, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61762E810 / US61762E8104
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.6316 per security. See “Investment Summary” on page 2 of the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$10	$0.031	$9.969
Total	$1,000,000	$3,100	$996,900
(1)   Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.031 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.
(2)   See “Use of proceeds and hedging” on page 15 of the accompanying preliminary terms.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the securities.

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by Russell Investments, and Russell Investments makes no representation regarding the advisability of investing in the securities.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing this offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 910 dated June 24, 2013
Product Supplement for Jump Securities dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.